AMENDMENT AND MUTUAL RELEASE AGREEMENT
This AMENDMENT AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated as of July [●], 2017, is by and between Function(x) Inc., a Delaware corporation (the “Company”) and the other signatories hereto (each, a “Subscriber” and collectively, the “Subscribers”). The Company and the Subscribers are hereinafter jointly referred to as “Parties” and individually, a “Party.”
RECITALS
WHEREAS, on or about May 2, 2017, in connection with a private placement held by the Company, each Subscriber previously entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which such Subscriber purchased from the Company certain shares of Series G Stock, par value $0.001 per share (the “Series G Stock”), for the aggregate purchase price set forth opposite such Subscriber’s name on Exhibit A attached hereto under the column heading “Initial Investment Amount” (the “Initial Investment Amount”);
WHEREAS, the Company and the Subscribers desire to (i) amend and modify the terms of the Series G Stock pursuant to the Amended and Restated Certificate of Designation of the Series G Stock attached hereto as Exhibit B (the “A&R Series G Certificate”), as set forth in Section 1, and (ii) agree to certain put and call rights with respect to the Series G Stock, as set forth in Section 2 (the “Put and Call Rights”);
WHEREAS, the Company desires to make certain Cash Payments (as defined below) to the Subscribers in accordance with Section 3, and in connection therewith, the Parties have entered into an Escrow Agreement, attached hereto as Exhibit C (the “Escrow Agreement”), pursuant to which the Company has agreed to deposit with the Escrow Agent the Escrow Funds (each as defined in the Escrow Agreement), to be released pursuant to and in accordance with the terms of the Escrow Agreement;
WHEREAS, in consideration of the Parties’ agreements contained herein with respect to the A&R Series G Certificate, the Put and Call Rights, the Cash Payment and the Escrow Agreement, the Company and the Subscribers desire to compromise and settle any and all claims between them relating to the Released Subscription Claims (as defined below) and release and forever discharge each other from all duties, obligations, covenants and representations under or arising out of the Released Subscription Claims and to relinquish all of their respective rights, powers, privileges, interests and claims under or arising out of the Released Subscription Claims, pursuant to and in accordance with the terms of this Agreement.
AGREEMENTS
NOW THEREFORE, in consideration of the foregoing and the mutual releases and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Amendment to Series G Stock Certificate of Designation. The Company and the Subscribers hereby agree to amend the terms of the Series G Stock pursuant to the A&R Series G Certificate, in order to fix the conversion rate for each share of the Series G Stock to ten (10) shares of the Company’s common stock and make the other amendments set forth therein. Each Subscriber hereby consents to, approves and authorizes the A&R Series G Certificate in all respects and hereby waives and foregoes all rights, objections, provisions and formalities relating to such consent and approval as may be provided for under applicable law or in the Company´s Certificate of Incorporation, the Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of the Series G Convertible Preferred Stock of the Company or any other formation or charter document of the Company.
2.    Put and Call of Series G Stock.
(a)    Put Right. At any time, and from time to time, following the six (6) month anniversary of the date of this Agreement, any Subscriber holding Series G Stock may elect to sell to the Company all or any percentage of such Series G Stock at a price equal to $100 per share of the Series G Stock (the “Put Price”). Such Put Price shall accrete at a rate of ten percent (10%) per annum for a period not to exceed five (5) years.
(b)    Call Right. At any time, and from time to time, following the date of this Agreement and provided the Company has timely made all payment due under Section 3 below, the Company may elect to purchase all or any percentage of Series G Shares held by any Subscriber at a price equal to $105 per share of Series G Stock (the “Call Price). Such Call Price shall accrete at a rate of ten percent (10%) per annum for a period not to exceed five (5) years.
(c)    Procedure. If a Subscriber or the Company wishes to exercise his, her or its Put Right or Call Right, respectively, pursuant to this Section 1 (the “Exercising Party”), such Exercising Party shall deliver to the other Party (the “Non-Exercising Party”) written notice at least five (5) calendar days prior to the date of such exercise, specifying the number of shares of Common Stock to be included in such exercise. The closing of any sale of Series G Stock pursuant to this Section 2 shall take place no later than thirty (30) days following receipt of such written notice. Each Subscriber shall at the closing of any purchase and sale consummated pursuant to this Section 2, represent and warrant to the Company that (i) such Subscriber has full right, title and interest in and to the Shares, (ii) such Subscriber has all the necessary power and authority and has taken all necessary action to sell such Subscriber’s Series G Stock as contemplated by this Section 2, and (iii) the Series G Stock being sold is free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement or arising under any securities laws.
3.    Cash Payments to Subscribers. In consideration of the mutual release contained in Section 4 and the other agreements contained herein, the Company shall deposit funds with the Escrow Agent and instruct the Escrow Agent to pay to each Subscriber that has executed and delivered this Agreement to the Company by wire transfer of immediately available funds, an aggregate amount equal to ninety percent (90%) of such Subscriber’s Initial Investment Amount according to the following schedule and as set forth on Exhibit A attached hereto (the “Cash Payments”):
(a)    Twenty-two and one-half percent (22.5%) of each Subscriber’s Initial Investment Amount has previously been paid to the Escrow Agent;
(b)    Twenty-two and one-half percent (22.5%) of each Subscriber’s Initial Investment Amount will be paid within forty (40) calendar days of the date hereof;
(c)    Twenty-two and one-half percent (22.5%) of each Subscriber’s Initial Investment Amount will be paid within eighty (80) calendar days of the date hereof; and
(d)    Twenty-two and one-half percent (22.5%) of each Subscriber’s Initial Investment Amount will be paid within one hundred and twenty (120) calendar days of the date hereof.
If any payment is not timely made, than all the payments under this Section 3 shall immediately come due payable.
In each case of (a)-(d) of this Section 3, such payments will be delivered to each Subscriber pursuant to the wire instructions set forth on such Subscriber’s signature page hereto. The Parties acknowledge and agree that the Cash Payment funds will only be released to the Subscribers by the Escrow Agent in accordance with the payment schedule set forth in this Section 3. Notwithstanding anything herein to the contrary, the Company’s obligations to make the Cash Payments and the authority of the Escrow Agent to distribute the proceeds of such Cash Payments to the subscribers shall commence the sooner of (i) filing and effectiveness of the A&R Series G Certificate (the Company shall give notice to the Escrow Agent as soon as such occurrence occurs); or (ii) five days after delivery to the Company of copies of this agreement executed by a sufficient number of Subscribers to constitute the Required Holders under the original Certificate of Designation of the Series G Stock. The Company represents to the Subscribers that it has already obtained the irrevocable consent of Robert F.X. Sillerman to the amendment of the A&R Series G Certificate.
In the event the Escrow Agent is not authorized to release the first payment to the Subscribers who execute this Agreement on or before August 2, 2017 this agreement shall be null and void ab initio.
4.    Settlement; Mutual Release.
(a)    Settlement. By execution of this Agreement, each Subscriber acknowledges and confirms that, effective upon the indefeasible payment of all the amounts payable by the Company pursuant to Section 3(a) through 3(d) above, all obligations and liabilities of the Company and its Releasees (as defined below) relating to the Released Subscription Claims shall be deemed to be fully satisfied. Each of the Parties acknowledges that the mutual release contained in Section 4(b) (the “Mutual Release”) constitutes a material inducement upon which the other Parties are relying and will rely in entering this Agreement, and each Party agrees that any breach by such Party of the Mutual Release shall be deemed to constitute a material breach of this Agreement by such Party. The Parties further acknowledge and agree that this Agreement may be plead or asserted by or on behalf of any Party as a defense and a complete bar to any action or claim that may be brought against or involving such Party by any other Party or person purporting to act on behalf of any other Party with respect to the Released Subscription Claims.
(b)    Mutual Release. The Company hereby releases and discharges, unconditionally, absolutely and forever, each Subscriber, and their respective Releasees (as defined below) and each Subscriber hereby releases and discharges, unconditionally, absolutely and forever, the Company and its Releasees, from and against any and all actions, causes of action, suits, liabilities, losses, costs, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever of every kind and description, whether arising under common law, rule, regulation, statute, in law, admiralty or equity, against the Parties and their Releasees, that the undersigned, on its own behalf and on behalf of its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, by reason of or arising out of the Subscription Agreement, the Offering (as defined in the Subscription Agreement), the issuance and sale of the Series G Stock and any and all disclosures, representations and/or warranties made in connection therewith and any and all matters related to any of the forgoing, whether or not known or unknown (collectively, the “Released Subscription Claims”); provided, however, this paragraph does not and is not intended to release any Party from its obligations under (i) this Agreement, (ii) the Escrow Agreement, (iii) the A&R Series G Certificate, (iv) any other agreement with the Company or available to a Subscriber with respect to any debt obligation or security of the Company other than the Series G Stock, or (v) or any indemnification rights available to such Subscriber under any agreement or at law or equity. For purposes hereof, the term “Releasees” means, with respect to any Party, such Party’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, assigns, predecessors, past and present, officers, directors, principals, control persons, past and present employees and registered representatives, insurers, representatives, and attorneys.
(c)    Return of Cash Payments. In the event a Subscriber is required for any reason to return any portion of the Cash Payments to be made pursuant to Section 3 to the Company, any successor of the Company, bankruptcy trustee, or any other person or entity, then such Subscriber’s releases, waivers and settlements contained in this Agreement shall be null and void ab initio and such Subscriber will be restored to all of such Subscriber’s rights, claims, and entitlements as they existed prior to the execution of this Agreement.
(d)    Credit for Payments. In the event that the Company defaults hereunder and the Subscribers’ releases set forth in Section 4(b) above are voided as a result of such default, then the Company shall be entitled to a dollar-for-dollar credit against any future claim or amount payable to the Subscribers’ from the Company equal to such amount actually paid to the Subscribers hereunder; provided, that such credit shall be reduced by any amount a Subscriber is required for any reason to return to the Company, any successor of the Company, bankruptcy trustee, or any other person or entity; provided, further, that each Subscriber’s future claims against the Company shall be limited in an amount equal to such Subscriber’s initial investment pursuant to the Subscription Agreement (net of any amounts paid to such Subscriber pursuant to this Agreement).
5.    Representations and Warranties.
(a)    The Company hereby represents and warrants to each Subscriber and each Subscriber, for itself only, hereby represents and warrants to the Company that:
(i)    Such Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby, and, if such Party is a legal entity, has taken or caused to be taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the representative executing this Agreement on its behalf is authorized to do so.
(ii)    This Agreement constitutes the valid and legally binding obligations of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
(iii)    Such Party is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released by it under Section 4 and has not sold, assigned, pledged, transferred (or purported to have sold, assigned, pledged, or transferred), whether by written or oral agreement, operation of law or otherwise, any right, title, or interest in any claim covered by the Mutual Release.
(iv)    Except as provided herein, there is no restriction, direct or indirect, on the agreements made or the actions taken or to be taken by it pursuant to this Agreement and there is no litigation pending or threatened against such Party that would affect the right or ability of such Party to consummate the transactions contemplated hereby.
(b)    Each Subscriber further represents and warrants to the Company that such Subscriber is the sole beneficial and record owner of all of the Series G Stock issued to such Subscriber pursuant to such Subscriber’s Subscription Agreement, free and clear of all liens, claims, pledges, charges, defects in title, security interests or encumbrances, whether arising under contract, by operation of law or otherwise.
6.    Confidentiality. The Parties understand and agree that this Agreement, including facts and circumstances and all matters related to the subject of this Agreement, and the terms or substance of this Agreement, shall forever be deemed confidential between the Parties. Except for tax authorities, accountants and attorneys, and as required under the statutes, rules or regulations of any federal or state government, government agency, court of competent jurisdiction or securities industry self-regulatory organization, of which either Party is a member, the Parties shall not disclose or divulge this information to others unless required by lawful order of any court of competent jurisdiction and so as to enforce the instant agreement. The Parties agree that they shall refrain from making any disparaging remarks concerning the other Party. Any non-disclosure provision in this Agreement does not prohibit or restrict the Company or the Subscriber (or their respective attorneys) from responding to any inquiry about this settlement or its underlying facts by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization. The restriction in this section shall no longer apply upon the sooner of (i) two years; or (ii) the public disclosure of the terms of this Agreement by the Company. The Company undertakes to make such disclosures of this Agreement and the transaction contemplate herein with the Securities and Exchange Commission as required by applicable law.
7.    Fees and Expenses. Each of the Parties will bear and is responsible for its own costs, expenses and attorneys’ fees incurred in connection with the negotiations, preparation, execution and implementation of this Agreement and the transactions contemplated hereby.
8.    Acknowledgements. Each Party acknowledges and agrees that: (a) in making its decision to execute this Agreement and to enter into the transactions contemplated hereby and thereby, such Party has relied and will rely solely upon the results of its independent investigation, due diligence review and verification and the representations, warranties, terms and conditions of this Agreement, and will not be entitled to rely on any other statements or advice from the other Parties or their respective affiliates or representatives; (b) each other Party has not made and is not making any express or implied representations or warranties to the other Parties, except as expressly set forth in this Agreement; (c) this Agreement is executed voluntarily by it, without duress or undue influence on the part of, or on behalf of it; (d) it has had the opportunity to receive, and has in fact received, representation by counsel of its choice in the negotiation for, and in the performance and execution of, this Agreement; (e) it has read this Agreement, had the terms of this Agreement fully explained to it by its counsel and is fully aware of the contents of this Agreement and the legal effect thereof, and (f) the consideration upon receipt by such Party will be actual and adequate. Each Subscriber further acknowledges and agrees that, in making its decision to execute this Agreement, (x) it is not relying on the Company to provide it with any information, facts, projections, forecasts, analysis, documents or materials that may be relevant to such decision and is making its own decision without any such reliance, and (y) the Company has made no representation as to the Company’s financial condition or the treatment of the payments to be made hereunder by any court of competent jurisdiction.
9.    Tax Liability. No Party has made any promises or representations to another Party regarding its or their tax liability, if any, for the payments made in accordance with this Agreement. Each Party is solely responsible for accounting for that Party’s tax liability and complying with all tax codes and regulations with respect to the receipt of the funds paid and other consideration made pursuant to this Agreement
10.    Jointly Drafted. The Parties and their respective counsel mutually contributed to the preparation of this Agreement and have had the opportunity to review and revise same. No provision of this Agreement shall be construed against any Party because that Party or its counsel drafted the provision. All terms of this Agreement shall be construed equally as to all Parties.
11.    Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the Parties hereto acknowledges that none of the Parties hereto, agents or counsel of any Party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.
12.    No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the Parties and their Releasees and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.
13.    Notices. Any notice provided for herein shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:
If to the Company:    Function(x) Inc.
902 Broadway, 11th Floor
New York, New York 10010
Telephone No.:(212) 231-0092
Attention: Mitchell Nelson
E-mail: Mitchell@functionxinc.com
If to any Subscriber to the respective address set forth on the counterpart signature page of this Agreement signed by such Subscriber.
14.    Amendments. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.
15.    Enforceability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.
16.    Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.
17.    WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
18.    Counterparts; Headings. This Agreement may be executed in facsimile counterparts, each of which, when all Parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
19.    Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.
Function(x) Inc.

By:
Robert F.X. Sillerman
Chief Executive Officer

Signature of the Subscriber
(Entities please provide the signature of the
Subscriber’s duly authorized signatory.)

Name of the Subscriber [please print]

Name of Signatory (Entities only)

Title of Signatory (Entities only)

$
Subscriber’s Initial Investment Amount

Wire Instructions: [●]
Exhibit A

Subscriber	Subscriber’s Initial Investment Amount	First Payment (previously made)	Second Payment (within 40 calendar days of the date hereof)	Third Payment (within 80 calendar days of the date hereof)	Fourth Payment (within 120 calendar days of the date hereof)
Jim Christodoulis	$	$	$	$	$
Kevin J. Poor	$	$	$	$	$
Ahaka Acquisitions Inc.	$	$	$	$	$
Acquisition Group Limited	$	$	$	$	$
John Ford	$	$	$	$	$
Paradox Capital Partners LLC	$	$	$	$	$
Michael H. Ference	$	$	$	$	$
John O'Rourke Sr.	$	$	$	$	$
ATG Capital LLC	$	$	$	$	$
MH Investments Trust	$	$	$	$	$
Horberg Enterprises LP	$	$	$	$	$
John Lemak IRA	$	$	$	$	$
JSL Kids Partners	$	$	$	$	$
Rexford Capital LLC	$	$	$	$	$
Iroquois Master Fund Ltd	$	$	$	$	$
Iroquois Capital Investment Group LLC	$	$	$	$	$
Osher Capital Partners LLC	$	$	$	$	$
Alpha Capital Anstalt	$	$	$	$	$
Richard Molinsky	$	$	$	$	$
Total	$	$	$	$	$